Exhibit 99.1

Roundy’s, Inc. Announces Closing of Rainbow Transaction

MILWAUKEE – July 9, 2014 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that it has begun the process of closing on a transaction to sell 18 Rainbow stores located in the Twin Cities.

On May 7, 2014, Roundy’s announced that it had entered into a definitive agreement to sell 18 Rainbow stores to a group of local Twin City grocery retailers, including SUPERVALU INC. The aggregate sales price for the 18 Rainbow stores is approximately $65 million in cash plus the proceeds from inventory to be sold as the stores are transitioned to the new owners. The conversion process has begun and the stores are expected to transition to the new owners over the course of the next two weeks.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales in fiscal 2013 and more than 25,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 156 retail grocery stores and 97 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

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Investor Contact:

James J. Hyland

Vice President of Investor Relations, Corporate Communications and Public Affairs

james.hyland@roundys.com

414-231-5811